ACCIDENTAL DEATH
BENEFIT RIDER



                               [ITT HARTFORD LOGO]

BENEFIT We will pay the Accidental Death Benefit (shown on Page 3) upon receipt at Our National Service Center in Minneapolis, Minnesota of due proof that the accidental death of the Insured occurred while this policy and this rider were in force.


DEFINITIONS           The definitions in this section apply to the following
                      words and phrases whenever and wherever they appear in this rider.

                      ACCIDENTAL DEATH means death which results, directly, and independently of all other causes, from accidental bodily injury and which occurs within 90 days after such injury. Except in the case of drowning or internal injuries revealed by autopsy, an accidental bodily injury must be evidenced by a visible contusion or wound on the exterior of the body.

                      MILITARY AIRCRAFT means any military or naval aircraft other than transport aircraft operated by the Military Airlift Command of the United States.


RISKS EXCLUDED        This rider does not cover death resulting directly or
                      indirectly, wholly or partly, from any of the following:

                      (a) intentionally self-inflicted injury or suicide, while sane or insane;
                      (b) bodily or mental infirmity, illness or disease or medical or surgical treatment therefore;
                      (c) any infection not occurring as a direct consequence of an accidental bodily injury;
                      (d) any act or incident of insurrection or war, declared or undeclared;
                      (e) the Insured's participation in a riot or commission of an assault or felony;
                      (f) taking of drugs, sedatives, narcotics, barbiturates, amphetamines, or hallucinogens, unless prescribed for or administered to the Insured by a licensed physician;
                      (g) an accident caused by the Insured's intoxication while operating a motor vehicle;
                      (h) any poison or gas voluntarily or involuntarily taken or inhaled, except as a direct result of an occupational accident;
                      (i) travel or flight in or descent from any aircraft if the Insured is a pilot or member of the crew of such aircraft or if such aircraft is a military aircraft or is being operated for aviation training.


RIGHT TO AUTOPSY      We will have the right and opportunity to examine the
                      Insured's body and to make an autopsy unless prohibited by law.


 GENERAL              This rider is part of the policy to which it is attached.
PROVISIONS            Except where this rider otherwise, it is subject to all
                      conditions and limitations of such policy.

                      This rider is issued in consideration of the application (a copy of which is attached) and payment of the charges shown for this rider on Page 3. The Date of Issue of this rider is the same as that of the policy unless a different date is shown on Page 3. The Rider Date is the same as the Policy Date unless a different date is shown on Page 3.


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TERMINATION           To terminate this rider, notify Us in writing.  Otherwise, it will continue until the earliest of the following:

                      (a)  when this policy terminates; or
                      (b) on the Policy Anniversary next following the Insured's 70th birthday.


                      Signed for ITT HARTFORD LIFE AND ANNUITY INSURANCE COMPANY


                        /s/ Bruce D. Gardner            /s/ Lowndes A. Smith

                     Bruce D. Gardner, SECRETARY     Lowndes A. Smith, PRESIDENT

INCREASE IN COVERAGE
    OPTION RIDER



                               [ITT HARTFORD LOGO]

GENERAL PROVISIONS    This rider is part of the policy to which it is attached.
                      Except where this rider provides otherwise, it is subject to all conditions and limitations of such policy.

                      This rider is issued in consideration of the application (a copy of which is attached). The Date of Issue of this rider is the same as that of the policy unless a different date is shown on Page 3. The Rider Date is the same as the Policy Date unless a different date is shown on Page 3.

                      WHEN AVAILABLE
                      This option is available on the first Policy Anniversary when all of the conditions below have been met:

                      (a) the Account Value minus the sum of the Unscheduled Premiums paid exceeds the Projected Net Single Premium as defined below;
                      (b)  the Insured's Attained Age is less than age 60;
                      (c) the Insured is in the "standard" or "preferred" class;
                      (d) the current Face Amount has been in effect for at least five Policy Years.
                      (e) the Scheduled Premiums of the original policy, established at issue, have not been changed.

                      The Projected Net Single Premium is computed for each Policy Anniversary using the then current Fixed Account credited interest rate, Monthly Administrative Fee and Cost of Insurance Rates. It is the present value of:

                      (a) the then current Death Benefit (including increases thereof provided by the policy) payable prior to the Maturity Date;
                      (b)  the future Monthly Administrative Fees;
                      (c)  the Face Amount payable at the Maturity Date; and
                      (d)  the premium for any additional benefits.

                      WHEN EFFECTIVE
                      This option will be in effect as of a Policy Anniversary if available on that Policy Anniversary and if You elect to exercise the option. However, if the first premium payment for the new policy is not paid by its due date, this option will not be effective.


BENEFIT On the Policy Anniversary on which this option is available, You are guaranteed the right to purchase another policy without having to supply evidence of insurability. The Face Amount of the new policy will equal:

                      (a) the Initial Face Amount of this policy; multiplied by
                      (b) the Increase Factor described below, for the Insured's Issue Age; divided by
                      (c) the Increase Factor for the Insured's Attained Age, on the date this option is effective.


                                   Page 1 of 2
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  BENEFIT             If You choose to purchase a new policy under the rights of
(continued)           this rider, You must make the request In Writing within 60 days of the Policy Anniversary on which this option is available.

                      The new policy will be a Flexible Premium Variable Life Policy similar to this one or any other policy We agree to make available. The Annual Scheduled Premiums for all years of the new policy will be the average of the Annual Scheduled Premiums in Policy Years 2 through 5 of this policy. The new policy will have a 5 year Guarantee Period and its Policy Date will be the Policy Anniversary of the original policy on which the option is available.

                      The Increase Factor is a function of the Insured's age, sex and insurance class. Increase Factors at various age, sex and insurance class combinations are shown below. A table of all the Increase Factors are available upon request and have been filed with the Insurance Department of the state in which this policy is delivered.


                                                 INCREASE FACTOR TABLE

                                     Male           Male               Female         Female
                                     ----           ----               ------         ------
                      Age          Preferred      Standard            Preferred      Standard
                      ---          ---------      --------            ---------      --------
                      25             668.98         894.65              572.27         685.57
                      35            1064.54        1443.58              904.81        1092.22
                      45            1779.19        2433.27             1473.82        1771.08
                      55            3110.17        4073.85             2476.60        2906.41
                      65            5132.12        6504.37             4325.78        4837.06


                      If this option is elected, the payment of Scheduled Premiums for the original policy will not be required as long as, on each Policy Anniversary, the Account Value minus the sum of Unscheduled Premiums paid exceeds the Projected Net Single Premium.


  BASIS OF            The basis of the computations in this rider is filed with
COMPUTATIONS          the Insurance Department of the state in which this policy is delivered.


                      Signed for ITT HARTFORD LIFE AND ANNUITY INSURANCE COMPANY


                        /s/ Bruce D. Gardner            /s/ Lowndes A. Smith

                     Bruce D. Gardner, SECRETARY     Lowndes A. Smith, PRESIDENT


                                   Page 2 of 2